Exhibit 3(cc)
LIMITED LIABILITY AGREEMENT
Stratos Financial, L.L.C.
As of April 7, 2000

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STRATOS FINANCE, L.L.C.
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement (this “Agreement”) is entered into as of this 6th day of April, 2000, by Stratos Finance Company, a Nova Scotia unlimited liability company (“SFC”)
RECITALS
     A SFC formed the Company by filing the Certificate of Formation;
     B. SFC desires to enter into this Agreement as to the affairs of the Company and the conduct of the Company’s business.
     NOW, THEREFORE, the terms and conditions of this Agreement are as follows.
SECTION I
DEFINED TERMS
     The following terms shall have the meanings specified in this Section I Other terms are defined elsewhere in the text of this Agreement.
     “Act” means the Delaware Limited Liability Company Act, as amended from time to time
     “Agreement” means this Agreement, as amended from time to time.
     “Board” means the Board of Managers of the Company.
     “Certificate of Formation” means the Certificate of Formation filed by the Company with the Secretary of State of the State of Delaware on April 3, 2000.
     “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
     “Company” means the limited liability company organized in accordance with this Agreement.
     “Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.
     “Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.
     “Involuntary Withdrawal” means, with respect to SFC, the occurrence of any of the following events
     (i) the making of an assignment for the benefit of creditors;

     (ii) the filing of a voluntary petition of bankruptcy;
     (iii) the adjudication as a bankrupt or insolvent or the entry against SFC of an order for relief in any bankruptcy or insolvency proceeding;
     (iv) the filing of a petition or answer seeking for SFC any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation,
     (v) the seeking, consenting to, or acquiescence in the appointment of a trustee, receiver or liquidator of SFC or of all or any substantial part of SFC’s assets;
     (vi) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against SFC in any proceeding described in Subsections (i) through (v) above; or
     (vii) any proceeding against SFC seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or a trustee, receiver, or liquidator shall be appointed for SFC or all or any substantial part of SFC’s assets without SFC’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed, for ninety (90) days after the expiration of the stay if the appointment is not vacated during such period.
     “Manager” means a Person selected to manage the affairs of the Company under Section V hereof.
     “Member” means the Person executing this Agreement and any Person who subsequently is admitted as a member of the Company.
     “Membership Rights” means all of the rights of a Member in the Company; including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Certificate of Formation provide to the contrary, right to act as an agent of the Company.
     “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
     “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.
     “Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     “Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by SFC of all or any part of its Interest, or (ii) an assignment of SFC’s Interest due to SFC’s Involuntary Withdrawal.
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
     “Withdrawal” means a Member’s dissociation from the Company by any means.
SECTION II
CONTINUATION AND NAME; OFFICE; PURPOSE
     2.1 CONTINUATION. SFC formed the Company by filing a Certificate of Formation with the Secretary of State of the State of Delaware on April 3, 2000 SFC shall continue the Company as a limited liability company under the Act The affairs of the Company and the conduct of its business shall be in accordance with the provisions of this Agreement.
     2.2 NAME OF THE COMPANY. The name of the Company is “Stratos Financial L.L.C” The Company may do business under that name and under any other name or names upon which the Board may, in its sole discretion, determine. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.
     2.3 PURPOSE. The Company is organized to:
          2.3.1 acquire, hold, operate and, if and when appropriate, sell various properties, and to engage in any and all activities reasonably incidental to the purposes of SFC; and
          2.3.2 have all of the powers and privileges provided for in Section 18-106(b) of the Act.
     2.4 RESIDENT AGENT. The name and address of the Company’s resident agent in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, New Castle County, Wilmington, Delaware 19805, or such agent as the Board, in its sole discretion, shall select.
     2.5 MEMBERS. The name, present mailing address, and taxpayer identification number of SFC are set forth on Schedule A attached hereto.

SECTION III
MEMBERS; CAPITAL; CAPITAL ACCOUNTS
     3.1 INITIAL CAPITAL CONTRIBUTIONS SFC has contributed to the Company the cash and property set forth on Schedule A attached hereto.
     3.2 NO OTHER CAPITAL CONTRIBUTIONS REQUIRED. No Member shall be required to contribute any additional capital to the Company, and, except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.
     3.3 LOANS. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.
SECTION IV
PROFIT, LOSS, AND DISTRIBUTIONS
     4.1 DISTRIBUTIONS OF CASH FLOW. Cash Flow for each taxable year of the Company shall be distributed to SFC at such time or times as SFC shall determine.
     4.2 ALLOCATION OF PROFIT OR LOSS. All Profit or Loss shall be allocated to SFC.
     4.3 LIQUIDATION. If the Company is liquidated, the assets of the Company shall be distributed to SFC or to its Successor or Successors.
SECTION V
MANAGEMENT: RIGHTS, POWERS, AND DUTIES
     5.1 BOARD OF MANAGERS. The Board shall consist of one Manager. The number of Managers may be changed by the affirmative vote of all of the Members The persons listed in Schedule B shall make up the initial Board.
     5.2 TERMS OF MANAGERS. No Manager shall have any contractual right to such position. A Manager shall serve until the earliest of the Manager’s resignation or the Manager’s removal by the Members.
     5.3 AUTHORITY OF BOARD TO BIND THE COMPANY. Only the Board and agents of the Company authorized by the Board shall have the authority to bind the Company. No Member who is not otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. The Board has the power, on behalf of the Company, to do or to direct to be done all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:
     (a) The institution, prosecution and defense of any Proceeding in the Company’s name,

     (b) The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;
     (c) The sale, conveyance, mortgage, pledge, lease, exchange, and other Disposition of Property;
     (d) The entrance into contracts and guaranties; incurrence of liabilities; borrowing money, issuance of notes, bonds, and other obligations, and the securing of any of its obligations by mortgage or pledge of any of its Property or income,
     (e) The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the loaning of Money to, and otherwise helping Members, officers, employees, and agents;
     (f) The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State,
     (g) The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;
     (h) The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, officers, employees, and agents of the Company;
     (i) The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;
     (k) The payment or donation, or any other act that furthers the business and affairs of the Company,
     (1) The payment of compensation, or additional compensation to any or all Members, Managers, officers and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;
     (m) The purchase of insurance on the life of any of its Members, Managers, officers or employees for the benefit of the Company;
     (n) The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;
     (o) The indemnification of Members, Managers, officers or any other Person.
     5.4 MEETINGS. Meetings of the Board shall be held at the call of the chairman. Meetings may be conducted by telephone.
     5.5 VOTING. Unless otherwise provided in the Act, any action required or permitted to be taken by the Board may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates and the signature of all of the Managers shall be filed in the book or books in which Company proceedings are recorded.
     5.6 QUORUM, MAJORITY VOTE. A Quorum will exist for the Board to authorize acts on behalf of the Company if two-thirds of the Board is present at a meeting. If not otherwise inconsistent with the terms of this LLC Agreement, the Board may authorize acts on behalf of the Company with the affirmative vote of a majority of the Managers on the Board.
     5.7 ACTIONS OF THE BOARD. The Board has the power to bind the Company as provided in this Section V.
     5.8 COMPENSATION OF MANAGERS. A Manager shall be reimbursed for all reasonable expenses incurred in managing the Company and shall be entitled to compensation, in an amount to be determined from time to time by the affirmative vote of all of the Members.
     5.9 MANAGER’S STANDARD OF CARE. A Manager’s duty of care in the discharge of the Manager’s duties to the Company and the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law In discharging their duties, the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Section IX and upon such information, opinions, reports or statements by any of the Members, or by agents, or by any other Person, as to matters the Managers reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to members might properly be paid.
     5.10 REMOVAL OF MANAGER. A Manager may be removed by the affirmative vote of those Members holding at least a majority of the total outstanding Membership Interests.
     5.11 VACANCIES. If a Manager is removed or resigns, his or her replacement shall be elected by the affirmative vote of those Members holding at least a majority of the total outstanding Membership Interests.
     5.12 CERTAIN RESTRICTIONS. No transaction between the Company and any Member or any affiliate of any Member shall be effected without the approval of the Board.
     5.13 LIABILITY AND INDEMNIFICATION.
          a) The Members, Managers and the Company’s agents shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by it with respect to Company matters, except for fraud.
          b) To the fullest extent permitted by applicable law, The Company shall indemnify the Members and Managers and the Company’s agents for any and all acts performed by it with respect to Company matters, except for fraud, provided, however, that any indemnity under this Section 5.13 b shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.
SECTION VI
OFFICERS
     6.1 OFFICERS. The officers of the Company shall be appointed by the Board and shall consist of a president, vice president, chief financial officer, secretary and such other officers and assistant officers as the Board may deem advisable Any number of offices may be held by the same person. The initial officers of the Company are as set forth in Schedule C.
     6.2 TERM. Each officer shall hold office until a successor is elected or until his or her earlier death, resignation or removal.
     6.3 REMOVAL. Any officer may be removed by the Board whenever in its best judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, to the person so removed.
     6.4 COMPENSATION. Compensation of all officers shall be fixed by the Board, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a Manager.
     6.5 PRESIDENT. The president shall in general supervise and control the business affairs of the Company, subject to the powers of the Board.
     6.6 VICE PRESIDENT. The vice-president shall, in the absence or disability of the president, act with all of the powers and be subject to all of the restrictions of the president. The vice-president shall also perform such duties and have such other powers as the Board or the president may prescribe.
     6.7 SECRETARY. The secretary shall attend any and all meetings of the Board and any and all meetings of the Members and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary: shall give, or cause to be given, all notices required to be given by this LLC Agreement or the Act; shall have such powers and perform such duties as the Board or the officers may prescribe, and shall have custody of the seal of the Company, if any such seal is adopted. The secretary shall have authority to affix the seal to any instrument requiring it and when so affixed, it may be attested by his or her signature. The Board may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature.

SECTION VII
TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS
     7.1 TRANSFERS SFC may Transfer all of, or any portion of its interest or rights in, its Membership Rights to one or more Successors No approval of the Members shall be required in connection with a Transfer.
     7.2 TRANSFER TO A SUCCESSOR. In the event of a Transfer of all or any part of SFC’s Interest to a Successor, the Successor shall, upon agreeing in writing to accept and assume the terms and conditions of this Agreement, become a Member entitled to participate in the management of the business and affairs of the Company and to exercise all of the rights and powers of a Member, and the Company shall be continued.
SECTION VIII
DISSOLUTION, LIQUIDATION, AND
TERMINATION OF THE COMPANY
     8.1 EVENTS OF DISSOLUTION The Company shall be dissolved upon the happening of any of the following events:
          (a) if SFC determines, or if SFC is no longer a Member, all of the Successors unanimously determine, to dissolve the Company;
          (b) at any time there are no Members unless, within ninety (90) days after the occurrence that terminated the membership of the last remaining Member, the successor-in- interest of the last remaining Member agrees in writing to continue the Company and to the admission of the successor-in-interest of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;
          (c) the entry of a decree of judicial dissolution under 6 Del. Ch. sec 18-802, or
          (d) the happening of any other event that makes it unlawful, impossible, or impracticable to carry on the business of the Company.
     The Company shall not dissolve merely because of the death, retirement, resignation, expulsion or Involuntary Withdrawal of SFC or a Successor, and upon the occurrence of such an event, the Company shall continue without dissolution, unless within ninety (90) days following the occurrence of such an event, Members owning a majority of the Interests agree in writing to dissolve the Company.
     8.2 PROCEDURE FOR WINDING UP AND DISSOLUTION. If the Company is dissolved, the affairs of the Company shall be wound up. SFC shall wind up such affairs unless SFC is then no longer a Member, in which event the Successors shall jointly wind up such affairs If there are then no Members, then the successor-in-interest of the last remaining Member shall wind up the affairs of Company. On winding up of the Company, the assets of the Company shall be distributed and applied, first, to the creditors of the Company, including

Members who are creditors, in satisfaction of the liabilities of the Company, second, to the establishment of reserves for any claims and obligations, including all contingent, conditional or unmatured claims and obligations, known to the Company and all claims and obligations which are known to the limited liability company but for which the identity of the claimant is unknown, and then to the Persons who are the Members of the Company in proportion to their Interests
     8.3 FILING OF CERTIFICATE OF CANCELLATION. If the Company is dissolved, a certificate of cancellation shall be promptly filed with Secretary of State of the State of Delaware. If there are no remaining Members, the certificate of cancellation shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the certificate of cancellation shall be filed by the successor-in-interest of the Person who last was a Member.
SECTION IX
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS
     9.1 BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. SFC shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
     9.2 BOOKS AND RECORDS. SFC shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices.
     9.3 ANNUAL ACCOUNTING PERIOD The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by SFC, subject to the requirements and limitations of the Code.
SECTION X
GENERAL PROVISIONS
     10.1 ASSURANCES. Each Member shall execute all such certificates and other documents and shall make all such filing, recording, publishing, and other acts as SFC deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the assets of the Company.
     10.2 APPLICABLE LAW. This Agreement and the performance of the obligations imposed by this Agreement shall be governed and construed in accordance with the internal law of the State of Delaware, without reference to its conflict of law rules.
     10.3 CAPTIONS. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof

     10.4 BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, SFC and its Successors and assigns.
     10.5 TERMS. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.
     10.6 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be considered severable; and if for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     IN WITNESS WHEREOF, Stratos Finance Company executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBER:

STRATOS FINANCE COMPANY, a Nova Scotia Unlimited Liability Company

By:	/s/ [ILLEGIBLE]

Name:

Title:

SCHEDULE A
NAME, ADDRESS, TAX NUMBER AND CAPITAL CONTRIBUTIONS

Name and Address	Tax Number	Capital Contribution

Stratos Finance Company	87317 8925	$51,900,000
Purdy’s Wharf Tower One
1959 Upper Water Street
Suite 900, PO Box 997
Halifax, NS Canada
B3J 2X2

SCHEDULE B
INITIAL MANAGERS
WAYNE D’AMBROSIO (CHAIRMAN)

SCHEDULE C
INITIAL OFFICERS

PRESIDENT	WAYNE D’AMBROSIO

VICE PRESIDENT	WAYNE D’ AMBROSIO

SECRETARY	WAYNE D’AMBROSIO

FOURTH AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT OF
STRATOS FINANCIAL, LLC
     THIS FOURTH AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF STRATOS FINANCIAL, LLC (the “Amendment”) is executed to be effective for all purposes as of the 30th day of December, 2002, by the undersigned sole member (the “Member”) of Stratos Financial, LLC.
WI T N E S S E T H:
     WHEREAS, Stratos Financial, LLC, a Delaware limited liability company (the “Company”), was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware on April 3, 2000, and that certain Limited Liability Company Agreement dated as of April 6, 2000, as amended on July 28, 2000, October 25, 2000 and June 28, 2002 (the “LLC Agreement”), entered into by Stratos Finance Company (the “Original Member”);
     WHEREAS, the Member desires to amend the LLC Agreement further as set forth herein.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Effective Date. This Amendment shall be effective as of the date first above written (the “Effective Date”).
     2. Amendment. The LLC Agreement is hereby amended as follows:
          a. In Section I of the LLC Agreement, the definition of “Member” is hereby amended to read as follows:
     “Member” means the Person executing this Agreement, any Successor thereto and any other Person who subsequently is admitted as a member of the Company.
          b. In Section I of the LLC Agreement, the definition of “Successor” is hereby amended to read as follows:
     “Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale, gift, or assignment by the Member of all or any part of its Interest, or (ii) an assignment of the Member’s Interest due to the Member’s Involuntary Withdrawal or (iii) operation of law.
          c. Section 4.1 of the LLC Agreement is deleted in its entirety and the following inserted in lieu thereof:

          4.1 DISTRIBUTIONS. Distributions shall be made to the Member at such time and in such amounts as the Board of Managers, in its sole discretion, shall determine. All amounts so distributed shall be deemed to be dividends to the extent of retained earnings and surplus of the Company, and any amounts distributed in excess of such retained earnings and/or surplus shall be deemed to be a return of capital.
     3. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original for all purposes, and all such counterparts shall together constitute one and the same instrument.
     4. Governing Law. The laws of the State of Delaware, without reference to its conflict of laws rules, shall govern the validity of this Amendment, the construction of its terms, and the interpretation of the rights and duties of the party hereto.
     5. Ratification of LLC Agreement. Except as hereinbefore amended, the LLC Agreement, as amended, remains in full force and effect as originally executed, and is hereby ratified by the Member.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF the Member has executed and certified this Amendment to be effective as of the date first above written.

MEMBER

STRATOS FINANCE COMPANY, a Nova Scotia unlimited liability company

By	/s/ Paula Sturge
Name:	Paula Sturge
Title:	Secretary